Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-121745 of Allstate Life Insurance Company (the "Company") on Form S-3 of our report dated February 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and changes in the methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in 2003), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, to its use in the Statement of Additional Information (which is incorporated by reference in the prospectus of the Company), which is part of Registration Statement No. 333-121691 of Allstate Financial Advisors Separate Account I (the "Account"), to the use of our report dated March 24, 2005 relating to the financial statements of the Account also appearing in such Statement of Additional Information and to the reference to us under the heading "Experts" in
Exhibit 99(b) of Part II of this Registration Statement.


/s/ Deloitte & Touche LLP
Chicago, Illinois
April 20, 2005